Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES F CONVERTIBLE PREFERRED STOCK

OF

FTE NETWORKS, INC.

Pursuant to Section 78.1955 of Nevada Revised Statutes

FTE Networks, Inc., a Nevada corporation (the “Corporation”), does hereby certify that:

FIRST: The original articles of incorporation of the Corporation were filed with the Secretary of State of Nevada on May 22, 2000, amended and restated on February 15, 2008, and amended and restated on April 24, 2008. The articles of incorporation of the Corporation as such may be amended or restated from time to time, are referred to herein as the “Articles of Incorporation.”

SECOND: The Certificate of Designation of Series B Preferred Stock was filed on June 19, 2008, and amended and restated on July 14, 2008.

THIRD: The Certificate of Designation of Series C Preferred Stock was filed on March 25, 2011, amended on May 11, 2011, and further amended on October 14, 2011.

FOURTH: The Certificate of Designation of Series D Preferred Stock was filed on June 17, 2013 (the “Series D Certificate of Designation”).

FIFTH: The Certificate of Designation of Series E Preferred Stock was filed on June 17, 2013.

SIXTH: This Certificate of Designation of Series F Convertible Preferred Stock was duly adopted in accordance with the Articles of Incorporation and Section 78.1955 of the Nevada Revised Statutes (the “NRS”) by the written consent of the Board of Directors of the Corporation on October 28, 2015 and filed with the Secretary of State of Nevada on October 28, 2015. No shares of Series F Preferred Stock have been issued as of the date hereof.

SEVENTH: This Certificate of Designation of Series F Convertible Preferred Stock is as follows:

A. There is hereby created from the Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), authorized under the Articles of Incorporation, a series of preferred stock designated as Series F Convertible Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”). The authorized number of shares of the Series F Preferred Stock is 1,980,000 shares. Each share of Series F Preferred Stock shall have a stated value of four dollars ($4.00) (the “Stated Value”).

B. The rights of the Series F Preferred Stock shall be junior and subordinate to the rights of any shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series D Preferred Stock issued prior to the date of this Certificate of Designation (collectively, the “Senior Preferred Stock”), as set forth in the Articles of Incorporation and the Series D Certificate of Designation, respectively. As long as any shares of Series F Preferred Stock are outstanding, the Series F Preferred Stock will rank senior to all other shares of the Corporation’s Preferred Stock (the “Junior Preferred Stock”) and to the Corporation’s common stock, par value $0.001 per share (the “Common Stock”).

C. The rights, preferences and privileges of the Series F Preferred Stock are as follows:

(1) Voting Rights. The holders of the shares of the Series F Preferred Stock (each a “Holder,” and collectively the “Holders”) shall be entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Corporation and shall be entitled to 20 votes for each share of Series F Preferred Stock held by the Holder at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such shares were originally issued to the Holder. In each such case, except as otherwise required by law or in an appropriate Certificate of Designation, the holders of shares of Preferred Stock (including Series F Preferred Stock) and shares of Common Stock shall vote together and not as separate classes. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall he rounded down to the nearest whole number.

(2) Conversion of Shares of Preferred Stock.

(a) Conversion of Series F Preferred Stock. Shares of Series F Preferred Stock shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 2. The term “Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of shares of Preferred Stock. The Corporation shall not issue any fractional shares of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series F Preferred Stock by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fractional share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fractional share of Common Stock, the Corporation shall, in lieu of issuing such fractional share, issue one whole share of Common Stock to the Holder thereof.

(b) Mandatory Conversion. Each share of Series F Preferred Stock shall automatically be converted into twenty (20) shares of Common Stock (the “Mandatory Conversion”) immediately and automatically, without the need for further notice to, or consent from, the Holder upon such first date following the date hereof (the “Mandatory Conversion Date”) that the Company completes the filing of the amendment of the Articles of Incorporation implementing a reverse stock split of its Common Stock (the “Reverse Stock Split”). The number of shares of Common Stock issuable upon Mandatory Conversion already factors in the effect of the Reverse Stock Split, and for the avoidance of doubt, it is intended that the 20 shares of Common Stock referenced above is the post-split value and does not need to be further adjusted.

(c) Mechanics of Conversion.

(i) Shares of Series F Preferred Stock converted pursuant to Section 2(a) shall be deemed to be converted: as of the Mandatory Conversion Date notwithstanding the date on which the Preferred Stock Certificates representing the shares of Series F Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction), are submitted to the Corporation in connection with such conversion, and such Series F Preferred Stock Certificates shall be deemed to represent the right to receive Conversion Shares. To receive Conversion Shares subsequent to a Mandatory Conversion, each Holder shall (i) transmit by facsimile (or otherwise deliver) a copy of an executed notice of conversion (the “Conversion Notice”) to the Corporation, and (ii) surrender to a common carrier for delivery to the Corporation within three (3) business days of such facsimile transmission or delivery such Holder's Preferred Stock Certificates.

(ii) On or before the tenth (10th) Business Day following the Mandatory Conversion Date, the Corporation shall (x) issue and deliver a certificate, registered in the name of the Holder or its designee for the number of shares of Common Stock to which the Holder shall be entitled or (y) provided that the Conversion Shares have been registered under the Securities Act, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to such Holder's or its designee’s balance account with the Depository Trust Corporation through its Deposit Withdrawal Agent Commission system. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series F Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Mandatory Conversion Date.

(c) Status of Converted Shares. In the event any shares of Series F Preferred Stock shall be converted pursuant to Section 2 hereof, the shares of Series F Preferred Stock so converted shall be canceled and shall not be reissued as shares of Series F Preferred Stock.

(3) Reservation of Authorized Shares. The Corporation shall, for so long as any of the shares of Series F Preferred Stock are outstanding and convertible pursuant to Section 2 hereof, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series F Preferred Stock, 100% of such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series F Preferred Stock then outstanding.

(4) Preferred Rank. The rights of the shares of Series F Preferred Stock, to the extent applicable and as set forth herein, shall be subject to the preferences and relative rights of any shares of Series A Preferred Stock, Series A-1 Preferred Stock, and Series D Preferred Stock remaining issued as of the date hereof.

(5) Vote to Issue, or Change the Terms of Shares of Series F Preferred Stock. The affirmative vote of the Holders owning not less than a majority of the aggregate number of then-issued and outstanding shares of Series F Preferred Stock at a meeting duly called for such purpose, or by the written consent without a meeting of the Holders of not less than a majority of the then outstanding shares of Series F Preferred Stock shall be required for any direct and/or indirect amendment to the Corporation's Articles of Incorporation, this Certificate of Designation or the Corporation’s Bylaws which would directly and/or indirectly amend, alter, change, repeal or otherwise adversely affect any of the powers, designations, preferences and rights of the shares of Series F Preferred Stock.

(6) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series F Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Corporation in customary form and in the case of mutilation, upon surrender and cancellation of the shares of Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred share certificate(s) of like tenor and date.

(7) Notices. Whenever notice is required to be given hereunder, unless otherwise provided herein, such notice shall be given in writing and will be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given (a) if to the Corporation, at the Corporation's executive offices or (b) if to a Holder, at the address set forth on Corporation's books and records.

(8) Liquidation. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each Holder of Series F Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the Holders of Series F Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the Holders of Series F Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the Holders of the outstanding shares of Series F Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series F Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such Holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

(9) Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series F Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series F Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series F Preferred Stock shall receive such consideration as if such number of shares of Series F Preferred Stock had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of one share of Common Stock. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Fundamental Transaction. If, at any time while the Series F Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent conversion of this Series F Preferred Stock, the Holders shall have the right to receive, for each Share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock.

(c) Distribution. If the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the Holders of Series F Preferred Stock shall be entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(10) Amendment. The provisions hereof and the Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series F Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the Holders of a majority of the outstanding shares of Series F Preferred Stock, voting together as a single class.

IN WITNESS WHEREOF, this Certificate of Designation was duly adopted by the Board in accordance with the Articles of Incorporation and Section 78.1955 of the NRS and executed as of October 28, 2015.

FTE NETWORKS, INC.,

a Nevada corporation

/s/ Michael Palleschi

By: Michael Palleschi

Chief Executive Officer

[SIGNATURE PAGE TO SERIES F CERTIFICATE OF DESIGNATION]

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